Exhibit 99.1

Investor Contact:	Media /Sales Contact:
Bonnie Ortega	Hanna Wagari
Director, Investor/Public Relations	Director of Marketing
Cardium Therapeutics, Inc.	Cardium Therapeutics, Inc.
Tel: (858) 436-1018	Tel: (858) 436-1042
Email: InvestorRelations@cardiumthx.com	Email: hwagari@cardiumthx.com

CARDIUM ANNOUNCES LAUNCH OF CEREX™

TO SUPPORT COGNITIVE PERFORMANCE EXPANDING

THE MEDPODIUM HEALTHY LIFESTYLE PRODUCT LINE

MedPodium’s Nutra-Apps™ Lifestyle Supplements

for the Tech-Focused Millennial Generation

SAN DIEGO, CA – June 13, 2011 – Cardium Therapeutics (NYSE Amex: CXM) today announced the commercial launch of Cerex™ (Panax quinquefolius) easy to use 200 mg capsules, a plant-based dietary supplement to support cognitive performance for healthy people of all ages*. MedPodium’s portfolio of Nutra-Apps™ lifestyle supplements is specifically designed to promote health and well-being for today’s tech-focused millennial generation. Cardium launched its MedPodium (www.medpodium.com) healthy lifestyle brand in early November and the addition of Cerex represents an important step toward broadening the MedPodium portfolio to address neuro-cognitive function.

Cerex is a ginsenoside-based non-prescription nutritional supplement intended to support cognitive functions including focus, memory, and attention. The key ingredient of Cerex is CereBoost®, a bio-available, standardized, well characterized, North American-sourced ginsenoside, which was developed and clinically-studied by Naturex Inc., a French-based international manufacturer of natural specialty ingredients for the food & beverage, nutrition & health and personal care industries. CereBoost® received the dietary supplement industry’s 2010 “NutrAward” for Best New Ingredient. Based on data from a recently completed clinical study published in Psychopharmacology 212(3): 345-56 (2010), taking the primary ingredient of a Cerex 200 mg capsule was reported to increase attention and working memory for up to 6 hours.* Additional information about Cerex can be found on the MedPodium website at http://www.medpodium.com/skin/frontend/default/my_theme/pdfs/CerexFactSheet.pdf.

“We are pleased to announce the commercial launch of Cerex to address the important and expanding cognitive performance market sector. We plan to initially market Cerex to college students, working professionals and seniors who seek a safe and easy to use dietary supplement intended to support cognitive function. In view of widespread press reports about the extensive off-label use of stimulant-based, addictive-prone ADD/ADHD drugs on college campuses throughout the U.S., we believe that MedPodium’s Cerex could offer a safe and natural alternative,” stated Christopher J. Reinhard, Cardium’s Chairman and Chief Executive Officer.

Continuing, Reinhard noted that, “Consistent with our strategy, we continue to identify and evaluate many new and established key ingredients and formulations from around the world for our MedPodium healthy lifestyle product portfolio. We are highly selective and require that products in our portfolio be substantiated with scientific data related to their mechanism of action, have well-defined manufacturing standardizations, and allow for easy to use formulation and dosage. MedPodium’s goal is to design and formulate a portfolio of best-in-class products using innovative and well-tested key ingredients designed to address health and wellness concerns for consumers in today’s technology-driven society.”

About Cerex

Cerex™ is a ginsenoside-based dietary supplement formulated to include a standardized powdered extract of North American-sourced Panax quinquefolius root, commonly referred to as American ginseng. This highly characterized plant extract was commercially developed by Naturex® and is standardized to a 10%-12% ginsenoside concentration. As reviewed in detail in the publication cited below, the Panax quinquefolius component of Cerex (200 mg capsule) has recently been evaluated in a randomized, double-blind, placebo-controlled, crossover cognitive assessment clinical study (N=32 healthy young adults), and has been reported to significantly improve cognitive performance using the following computer-based assessments: (i) attention accuracy (p<0.05), (ii) working memory speed (p<0.05), and (iii) working memory capacity (p<0.05) over a six hour period immediately following administration of a 200 mg dosage, as compared to placebo (Reference 1, below).* This is considered to be the first clinical study characterizing the use of American ginseng for cognitive health.

About MedPodium

MedPodium™ is a portfolio of science-based, easy to use Nutra-Apps™ lifestyle supplements that are being specifically developed for the tech-focused millennial generation to promote health and well-being in today’s increasingly complex work and social environment. The MedPodium healthy lifestyle brand also features improved product formulations including easy to use pills and capsules, novel, fast-acting oral drops and sprays, and innovative transdermal delivery systems. Additional information about MedPodium is located at www.medpodium.com.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s current investment portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium healthy lifestyle product platform. The Company’s lead product candidates include Excellagen™ topical gel for wound care management, and Generx® DNA-based angiogenic biologic for patients with coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated

expectations. For example, there can be no assurance that Cerex can be effectively commercialized as a nutritional supplement to support cognitive function, that the clinical studies cited in this release will be regarded as substantiation for corresponding product claims or that the product will be accepted as being sufficiently safe, improved or cost-effective compared to other products for cognitive function; that the MedPodium product line can be successfully broadened to include additional healthy lifestyle opportunities and that these products will be commercially successful or will effectively enhance our businesses or their market value; that results or trends observed in clinical studies or other observations will be reproduced in subsequent studies or in broader use; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that the Food and Drug Administration, the Federal Trade Commission or other regulatory agencies will not introduce additional or more restrictive regulations covering naturally-derived products such as those in our MedPodium product line; that our in-house or external product commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our co-development and strategic licensing arrangements with BioZone and others will successfully and timely lead to the development, formulation, manufacture and licensing of products for Cardium’s MedPodium healthy lifestyle line; or that these or any other third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of biologics and in the development and commercialization of new products, the conduct of human clinical trials and other product development efforts, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and qualifications and to maintain our listing on a national stock exchange, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition and regulation, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

(1) Scholey A, Ossoukhova A, Owen L, Ibarra A, Pipingas A, He K, Roller M, Stough C. (2010). Effects of American ginseng (Panax quinquefolius) on neurocognitive function: an acute, randomised, double-blind, placebo-controlled, crossover study. Psychopharmacology. 212(3): 345-56.

*Note: These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

Copyright 2011 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™, Osteorate™, MedPodium™, Appexium™, Linée™, Alena™, Cerex™ and Nutra-Apps™ are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company.

(Cereboost™ is a trademark of Naturex Inc.)